EXHIBIT  77G

For the period ending: 09/30/2008

File number:  811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES


1)       Town of Castle Rock Local Improvement District
         Special Assessment Series 1988, 9.25% - 10.375% due 12/1/2008
         In default: Interest
         Default per $1,000: $565,000

2) Colorado Centre Metropolitan District LTD Tax and Special Revenue Series 1992B 0.00% due 1/1/2032
         In default: Interest
         Default per $1,000: $6,465,662
         Date of default: 1995

3)       Colorado Educational and Cultural Facilities Authority
         Student Housing Inn at Auraria LLC Project
         Series 2005A 5.875% due 7/1/2023
         Nature of default: debt service reserve has been invaded
         Date of default: 7/2008
         Default per $1,000: $5,410,000

4) Crested Butte Industrial Development Refunding and Improvement Revenue Series 2006B 7.50% due 8/15/2026
         In default: Interest
         Date of default: 3/15/2008
         Default per $1,000: $2,210,073

5) Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015
         In default:  Interest
         Nature of default:  District did not make interest payment.
         Date of default: June 2002
         Default per $1,000 face:  $620,000

6) Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002
         Nature of default: Interest
         Date of default: 2/9/2002
         Default per $1,000: $227,347